EXHIBIT 5.1

MACDONALD & COMPANY Lawyers

Grant Macdonald, Q.C. Gareth C. Howells	Suite 200, Financial Plaza 204 Lambert Street Whitehorse, YT Y1A 3T2 Telephone: (867) 667-7885 Ext 239 Fax: (867) 667-7600 Email: ghowells@anton.yk.ca

April 12, 2011

United States Securities and Exchange Commission

Board of Directors
Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado 80127

Ladies and Gentlemen:

Re:	Registration Statement on Form S-3 (the “Registration Statement”) Our File: 20090391

We have acted as Yukon counsel to Vista Gold Corp., a Yukon Territory corporation (the “Company”), in connection with the public offering by the Company of up to 8,800,000  shares of common stock, no par value per share, of the Company (the “Shares”) (including 1,320,000 Shares subject to an over-allotment option), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated April 12, 2011 and the accompanying prospectus dated April 27, 2009 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as may be amended (333-158633) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions and the completeness and accuracy of the Company’s corporate records in our possession as of the date hereof.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact

MACDONALD & COMPANY

material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

The following opinions are limited to the laws of the Yukon Territory and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated April 12, 2011, by and among the Company and the underwriters named therein and (ii) receipt by the Company of the consideration for the Shares, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Yours very truly,

MACDONALD & COMPANY

/s/ Gareth C. Howells
Gareth C. Howells
GCH/mls